EXHIBIT 99.1

Certification of Plan Administrator

          Pursuant to 18 U.S.C. § 1350, as created by Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned, as Chairperson of the Allergan, Inc. Corporate Benefits Committee, the Plan Administrator of the Allergan, Inc. Savings and Investment Plan (the “Plan”), hereby certifies, to his knowledge, that:

(i) the accompanying Annual Report on Form 11-K of the Plan for the annual period ended December 31, 2002 (the “Report”) fully complies with the requirements of Section 13(a) or Section 15(d), as applicable, of the Securities Exchange Act of 1934, as amended; and

(ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Plan.

Dated: June 30, 2003	/s/ Eric K. Brandt

Eric K. Brandt Corporate Vice President and Chief Financial Officer, Allergan, Inc. and Chairperson of the Allergan, Inc. Corporate Benefits Committee

The foregoing certification has been provided in accordance with the requirements of Section 906 of the Sarbanes-Oxley Act. Because the Plan is an employee benefit plan, the Plan does not have results of operations.

The foregoing certification has been provided solely to accompany the Report pursuant to 18 U.S.C. § 1350, and is being “furnished,” not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any filing of Allergan, Inc. or the Plan, whether made before or after the date hereof, regardless of any general incorporation language in such filing.